Exhibit 10.29

Liquidia Technologies, Inc.
Executive Severance and Change in Control Plan

Table of Contents

Article I	Statement of Purpose and Effective Date	1
1.01	Purpose	1
1.02	Effective Date	1
Article II	Definitions	1
Article III	Participation and Eligibility for Benefits	7
3.01	Eligibility	7
3.02	Participation	7
3.03	Eligibility for Benefits	7
Article IV	Obligations of the Employer Upon Involuntary Termination Prior to or Absent a Change Date	7
4.01	Involuntary Termination	7
4.02	Termination for Any Other Reason	8
Article V	Obligations of the Employer on Involuntary Termination in the Post-Change Period	8
5.01	Application	8
5.02	Involuntary Termination in the Post-Change Period	9
5.03	Termination on or After the Change Date for Any Other Reason	9
5.04	Limitation on Benefits	10
Article VI	Administration	11
6.01	The Company and Committee	11
6.02	Delegation of Committee Authority	12
6.03	Advisors and Agents of the Committee	12
6.04	Records and Reports of the Committee	12
6.05	Limitation of Liability; Indemnification	12
6.06	Plan Expenses	13
Article VII	Amendments; Termination	13
7.01	Amendment or Termination of the Plan	13
Article VIII	Claims Procedure	13
8.01	Filing a Claim	13
8.02	Review of Claim Denial	14
8.03	Dispute Resolution	14
Article IX	Release; No Mitigation; No Duplication of Benefits; Recoupment	14
9.01	Release and Other Conditions Required	14
9.02	No Mitigation	14
9.03	No Duplication of Benefits	14
9.04	Recoupment Policy	15
Article X	Miscellaneous	15
10.01	Participant Information	15
10.02	Electronic Media	15
10.03	Notices	15

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10.04	No Employment Contract	16
10.05	Headings	16
10.06	Construction	16
10.07	Joint and Several Liability	16
10.08	Successors	16
10.09	Payments to Beneficiary	16
10.10	Non-Alienation of Benefits	16
10.11	Tax Matters	16
10.12	Governing Law	17
10.13	Severability	17
Article XI	ERISA Compliance Provisions	18
11.01	Summary Plan Description Provisions	18

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ARTICLE I
Statement of Purpose and Effective Date

1.01 Purpose.  Liquidia Technologies, Inc., a Delaware corporation (the “Company”), hereby establishes the Liquidia Technologies Executive Severance and Change in Control Plan (the “Plan”).  The Plan is intended to encourage and motivate key employees to devote their full attention to the performance of their assigned duties without the distraction or concerns regarding their involuntary termination of employment.  The Company believes that it is in the best interests of the shareholders of the Company to provide financial assistance through severance payments and other benefits to eligible key employees who are involuntarily terminated.  With respect to each Participant, the Plan supersedes all plans, agreements, or other arrangements for severance benefits or for enhanced severance payments whether or not before, on or after a change in control, except as specifically provided herein.  To the extent the Plan provides deferred compensation it is an unfunded plan primarily for the purposes of providing deferred compensation for a select group of management or highly compensated employees.

1.02 Effective Date.  The Compensation Committee of the Board of Directors of the Company approved the Plan on March 3, 2017 and the Plan shall become effective as of the date the Company’s common stock is listed on a national securities exchange or an established securities market (such date, the “Effective Date”).

ARTICLE II
Definitions

When used in this Plan, the terms specified below have the following meanings:

2.01 “Accrued Annual Incentive” means the amount of any annual incentive earned in a year ended before the Termination Date, but not yet paid to a Participant as of the Termination Date, other than amounts that he or she has elected to defer or that have been automatically deferred.

2.02 “Accrued Base Salary” means the amount of a Participant’s Base Salary that is accrued but unpaid as of the Termination Date, other than amounts that he or she has elected to defer.

2.03 “Accrued Obligations” means, as of any date, the sum of a Participant’s Accrued Base Salary, Accrued Annual Incentive, any accrued but unpaid vacation pay, unreimbursed expenses for which proper documentation is provided, and any other vested amounts and benefits that are to be paid or provided to the Participant by the Company under the Company’s plans (other than this Plan and other than any Section 409A Deferred Compensation), but which have not yet been paid or provided (as applicable).

2.04 “Affiliate” means any person with whom the Company would be considered a single employer under Sections 414(b) and 414(c) of the Code and Treas. Reg. §1.409A-3(i)(5)(ii), except that in applying Sections 1563(a)(1), (2), and (3) of the Code for purposes of determining a controlled group of corporations under Section 414(b) of the Code; the language “at least 50 percent” shall be used instead of “at least 80 percent” in each place it appears in Sections 1563(a)(1), (2), and (3) of the Code, and in applying Treas. Reg. § 1.414(c)-(2) for purposes of determining a controlled group of trades or businesses under Section 414(c) of the Code, the language “at least 50 percent” shall be used instead of “at least 80 percent” in each place it appears in Treas. Reg. § 1.414(c)-(2).  Notwithstanding the foregoing, where justified by legitimate business criteria as determined by the Committee in its sole discretion, “at least 20 percent” shall be substituted for “at least 50 percent” in the preceding sentence in determining whether a Participant has a Termination of Employment.

2.05 “Award Agreement” means a written agreement between the Company and the Participant setting forth the terms and conditions of a stock-based award granted to the Participant under any of the Company’s stock incentive plans, now or hereafter existing.

2.06 “Base Salary” means an Employee’s monthly rate of salary as of any date.

2.07 “Board” means the Board of Directors of the Company or, from and after a Change in Control that gives rise to a surviving corporation to the Company, the Board of Directors of such surviving corporation.

2.08 “Cause” means any one or more of the following, as determined by the Committee or its delegate in its sole discretion:

(a)                                 any act or omission by a Participant which, if convicted by a court of law, would constitute a felony or a crime of moral turpitude;

(b)                                 a Participant’s dishonesty or material violation of standards of integrity in the course of fulfilling his or her employment duties to the Company or any Affiliate;

(c)                                  insubordination or a material violation of a material written policy of the Company or any Affiliate, violation of which would be grounds for dismissal under applicable Company policy;

(d)                                 willful, repeated failure on the part of the Participant to perform his or her employment duties (provided that such duties are ethical and proper under applicable law) in any material respect, after reasonable written notice of such failure and an opportunity to correct it under a circumstance where the conduct constituting “Cause” is reasonably open to a cure (for instance, where the conduct does not involve a violation of trust or otherwise adversely affect the relationship between the Employee and the Employer on a going-forward basis), and the period to correct shall be established by the Committee;

(e)                                  any act or omission materially adverse to the interest of the Company or any Affiliate, or reasonably likely to result in material harm to the Company or any Affiliate;

(f)                                   failure to comply in any material respect with any Company policy, code of conduct, ethics or insider trading policy; or

(g)                                  failure to comply in any material respect with the Foreign Corrupt Practices Act, the Securities Act of 1933, the Securities Exchange Act of 1934, the Sarbanes-Oxley Act of 2002, the Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010, or any rules or regulations thereunder, or any similar, applicable statute, regulation or legal requirement.

2.09 “Change Date” means the first date on which a Change in Control occurs before the termination of the Plan.

2.10 “Change in Control” means the first of the following to occur:  (i) a Change in Ownership of Liquidia Technologies, (ii) a Change in Effective Control of Liquidia Technologies, or (iii) a Change in the Ownership of Assets of Liquidia Technologies, as described herein and construed in accordance with Code section 409A.

(a)                                 A “Change in Ownership of Liquidia Technologies” shall occur on the date that any one Person acquires, or Persons Acting as a Group acquire, ownership of the capital stock of Liquidia Technologies that, together with the stock held by such Person or Group, constitutes more than 50% of the total fair market value or total voting power of the capital stock of Liquidia Technologies.  However, if any one Person is, or Persons Acting as a Group are, considered to own more than 50%, on a fully diluted basis, of the total fair market value or total voting power of the capital stock of Liquidia Technologies, the acquisition of additional stock by the same Person or Persons Acting as a Group is not considered to cause a Change in Ownership of Liquidia Technologies or to cause a Change in Effective Control of Liquidia Technologies (as described below).  An increase in the percentage of capital stock owned by any one Person, or Persons Acting as a Group, as a result of a transaction in which Liquidia Technologies acquires its stock in exchange for property will be treated as an acquisition of stock.

(b)                                 A “Change in Effective Control of Liquidia Technologies” shall occur on the date either (A) a majority of members of Liquidia Technologies’ Board is replaced during any 12-month period by directors whose appointment or election is not endorsed by a majority of the members of Liquidia Technologies’ Board before the date of the appointment or election, or (B) any one Person, or Persons Acting as a Group, acquires (or has acquired during the 12-month period ending on the date of the most recent acquisition by such Person or Persons) ownership of stock of Liquidia Technologies possessing 50% or more of the total voting power of the stock of Liquidia Technologies.

(c)                                  A “Change in the Ownership of Assets of Liquidia Technologies” shall occur on the date that any one Person acquires, or Persons Acting as a Group acquire (or has or have acquired during the 12-month period ending on the date of the most recent acquisition by such Person or Persons), assets from Liquidia Technologies that have a total gross fair market value equal to or more than 50% of the total gross fair market value of all of the assets of Liquidia Technologies immediately before such acquisition or acquisitions.  For this purpose, gross fair market value means the value of the assets of Liquidia Technologies, or the value of the assets being disposed of, determined without regard to any liabilities associated with such assets.

The following rules of construction apply in interpreting the definition of Change in Control:

(i)                                     A “Person” means any individual, entity or group within the meaning of Section 13(d)(3) or 14(d)(2) of the Securities Exchange Act of 1934, as amended, other than employee benefit plans sponsored or maintained by Liquidia Technologies and by entities controlled by Liquidia Technologies or an underwriter, initial purchaser or placement agent temporarily holding the capital stock of Liquidia Technologies pursuant to a registered public offering.

(ii)                                  Persons will be considered to be Persons Acting as a Group (or Group) if they are owners of a corporation that enters into a merger, consolidation, purchase or acquisition of stock, or similar business transaction with the corporation.  If a Person owns stock in both corporations that enter into a merger, consolidation, purchase or acquisition of stock, or similar transaction, such shareholder is considered to be acting as a Group with other shareholders only with respect to the ownership in that corporation before the transaction giving rise to the change and not with respect to the ownership interest in the other corporation.  Persons will not be considered to be acting as a Group solely because they purchase assets of the same corporation at the same time or purchase or own stock of the same corporation at the same time, or as a result of the same public offering.

(iii)                               A Change in Control shall not include a transfer to a related person as described in Code section 409A or a public offering of capital stock of Liquidia Technologies.

(iv)                              For purposes of the definition of Change in Control, Section 318(a) of the Code applies to determine stock ownership.  Stock underlying a vested option is considered owned by the individual who holds the vested option (and the stock underlying an unvested option is not considered owned by the individual who holds the unvested option).  For purposes of the preceding sentence, however, if a vested option is exercisable for stock that is not substantially vested (as defined by Treasury Regulation §1.83-3(b) and (j)), the stock underlying the option is not treated as owned by the individual who holds the option.

2.11 “Code” means the Internal Revenue Code of 1986, as amended.  Reference to any provision of the Code or regulation thereunder, shall include any successor provision and any regulations and other applicable guidance or pronouncement of the Internal Revenue Service or the Department of the Treasury, and applicable case law relating to such Section of the Code.

2.12 “Committee” means the Compensation Committee of the Board.  To the extent the Committee has delegated authority to another person or persons the term “Committee” shall refer to such other person or persons.

2.13 “Company” means Liquidia Technologies, Inc. and any successor thereto.

2.14 “Disability” means (i) the Employee is determined to be totally and permanently disabled under any group long-term disability plan in which the Employee participates that is maintained by the Company or the Employee’s Employer and in effect at that time, to the extent not inconsistent with applicable law, or (ii) the inability of the Employee, due to any medically determinable physical or mental impairment, to perform the essential functions of his or her job, with or without a reasonable accommodation, for (x) 120 days during any one employment year irrespective of whether such days are consecutive, or (y) such longer period, if any, that is available to the Employee under applicable law or Policies relating to the continuation of employee status after the onset of disability.  In the event of any dispute under this Section, the Employee shall submit to a physical examination by a licensed physician mutually satisfactory to the Company and the Employee, the cost of such examination to be paid by the Company, and the determination of such physician shall be determinative.

2.15 “Effective Date” is defined in Section 1.02.

2.16 “Employee” means an individual who is designated as an employee of an Employer on the records of such Employer.

2.17 “Employer” means the Company and an Affiliate any of whose Employees are Participants in the Plan.  The term “Employer” includes any successor to the Company or an Employer.

2.18 “ERISA” means the Employee Retirement Income Security Act of 1974, as amended.  Reference to any provision of ERISA shall also include any successor provision and regulations and others applicable guidance or pronouncement of a federal regulatory agency and applicable case law relating to such Section of ERISA.

2.19 “Exchange Act” means the Securities Exchange Act of 1934, as amended.

2.20 “Good Reason “ means, prior to or absent the occurrence of a Change in Control, a greater than 20% reduction in any of the Participant’s base salary, target short-term cash incentive opportunity or value of regular annual long-term target incentive opportunity, the latter as determined by a third-party compensation consulting or accounting firm chosen by the Company and using generally accepted methodologies which may include annualizing prior year long-term incentive grants over more than one year and ignoring prior special retention or sign-on grants, other than a broad-based compensation reduction imposed across-the-board on executives at the vice president or higher level within the Company, and means, after the Change Date, any one or more of the following actions or omissions occurring during the Post-Change Period without the Participant’s consent:

(i)                                     a material reduction in the Participant’s base salary or short-term/annual target cash incentive opportunity;

(ii)                                  requiring the Participant to be principally based at any office or location, without the Participant’s consent, more than 50 miles from the Participant’s then-current principal location and also farther from the Participant’s residence than the Participant’s then-current principal office or location;

(iii)                               any material diminution in the Participant’s authority, duties or responsibilities, but excluding a mere change in reporting relationship or title; or

(iv)                              any material breach of this Plan by any Employer or the Committee;

provided that, in order for there to be a Termination of Employment by a Participant for Good Reason, the Participant must notify the Participant’s Employer of the event constituting such Good Reason within 90 days of the occurrence of such event, by a Notice of Termination.  The Employer must have failed to cure the event constituting Good Reason within 30 days following receipt of the Notice of Termination and the Participant must terminate employment within five days after the lapse of the cure period if no cure is effected.  A delay in the delivery of such Notice of Termination or in the Termination of Employment after the lapse of the cure period shall waive the right of the Participant under this Plan to terminate employment for Good Reason.  For the avoidance of doubt, no material diminution of authority, duties or responsibilities shall be deemed to occur solely because the Company becomes a subsidiary of another corporation if the Participant’s authority, duties and responsibilities to the Company or his Employer remain materially undiminished.

2.21 “Healthcare Assistance Multiple” means:

(a)                                 6X for a Termination Date occurring before or absent a Change Date, and

(b)                                 9X for a Termination Date occurring during the Post-Change Period.

2.22  “Including” means including without limitation.

2.23 “Involuntary Termination” means the Termination of Employment of a Participant (a) initiated by the Employer other than for Cause or Disability, and (b) for a reason other than death.  A Termination of Employment initiated by the Participant for Good Reason shall also be an Involuntary Termination.  For the avoidance of doubt, a Participant shall not have an Involuntary Termination of Employment if he or she (i) voluntarily resigns; (ii) voluntarily Retires; or (iii) has a Termination of Employment because of death, for Cause, or Disability.

2.24 “Notice of Termination” means a written notice given in accordance with Section 10.03 that sets forth (i) the specific termination provision in this Plan relied on by the party giving such notice, (ii) in reasonable detail the circumstances claimed to provide a basis for such Termination of Employment, and (iii) if the Termination Date is other than the date of receipt of such Notice of Termination (and is not determined under Section 2.35(a), (b), or (c)), the Termination Date.

2.25 “Participant” means an Employee who is selected by the Committee to participate in the Plan.

2.26 “Plan” means this Liquidia Technologies Executive Severance and Change in Control Plan as set forth herein and as from time to time amended.

2.27 “Plans” means plans, programs, or Policies of the Company or the Employer that employs a Participant.

2.28 “Policies” means policies, practices or procedures of the Company or the Employer that employs a Participant.

2.29 “Post-Change Period” means the period beginning on the Change Date and ending on the second anniversary of the Change Date.

2.30 “Pro-rata Annual Incentive” means, in respect of an Employer’s fiscal year during which the Termination Date occurs, an amount equal to the product of (a) (i) in the case of a Termination Date before the Change Date, the actual annual incentive the Participant would have been paid if he or she remained employed on the payment date applicable to then-current employees based on actual performance, and (ii) in the case of a Termination Date on or after the Change Date, the Participant’s Target Annual Incentive (determined as of the Termination Date) multiplied by (b) a fraction, the numerator of which equals the number of days from and including the first day of such fiscal year through and including the Termination Date, and the denominator of which equals 365.

2.31 “Retire” or “Retirement” means a voluntary Termination of Employment after attaining age 65 (or such other age at which the Company or Employer permits early retirement).

2.32 “Section 409A Deferred Compensation” means a deferral of compensation that is subject to (and not otherwise exempt from) the requirements of Section 409A of the Code.

2.33 “Severance Multiple” means:

(a)                                 6X for a Termination Date occurring before or absent a Change Date,

(b)                                 9X for a Termination Date occurring during the Post-Change Period.

2.34 “Target Annual Incentive”, as of any date, means the amount equal to the product of a Participant’s Base Salary multiplied by the percentage of such Base Salary to which such Participant would be entitled as an annual incentive, based on the terms in effect on such date under any annual incentive plans for the performance period for which the annual incentive is awarded if the performance goals established pursuant to such bonus plan were achieved at the 100% (target) level as of the end of the performance period, but disregarding any reduction in Target Annual Incentive that would constitute Good Reason.

2.35 “Termination Date” means the date of the receipt of the Notice of Termination by a Participant (if such Notice of Termination is given by the Company or the Participant’s Employer) or by the Participant’s Employer (if such Notice is given by the Participant), or any later date specified in the Notice of Termination but not more than 35 days after the giving of such Notice if the Notice of Termination is given by the Participant for Good Reason and not more than 15 days after the giving of such Notice of Termination in all other cases, on which an Employee has a Termination of Employment; provided, however, that:

(a)                                 if the Participant’s employment is terminated by reason of death, the Termination Date shall be the date of the Participant’s death;

(b)                                 if the Participant’s employment is terminated by reason of Disability, the Termination Date shall be the date assigned by the Company’s Human Resource function;

(c)                                  if no Notice of Termination is given, the Termination Date shall be the last date on which the Participant is at work; and

(d)                                 if the Notice of Termination is for a Termination by the Participant for Good Reason, the Termination Date shall be the 35th day after the giving of the Notice of Termination if the Employer has not cured the Good Reason.

2.36 “Termination of Employment” means in respect of a Participant, a termination of employment as determined by the Committee; provided, however, that with respect to payment of any Section 409A Deferred Compensation, “Termination of Employment” shall mean “separation from service” within the meaning of Section 409A of the Code.

ARTICLE III
Participation and Eligibility for Benefits

3.01 Eligibility.

(a)                                 Generally, Employees holding a position of vice president or a more senior position with the Company or an Affiliate are eligible to be selected by the Committee to participate in the Plan, subject to each such Employee fulfilling the requirements to participate as provided in Section 3.02.  The Committee in its discretion also may designate selected Employees with a position below the vice president level to be eligible to participate in this Plan.

(b)                                 Notwithstanding subsection (a), any individual who is (i) a party to an agreement (“Employment Agreement”) between the individual and an Employer that provides for payments upon Termination of Employment (either before or after a Change in Control) or (ii) entitled to Section 409A Deferred Compensation paid in installments as severance after a separation from service pursuant to a broad-based severance plan; shall not be eligible to become a Participant in this Plan.

3.02 Participation.  Except as provided in Section 3.01(b), each eligible Employee shall become a Participant in the Plan on the first date (not earlier than the Effective Date) on which he or she has been designated by the Committee as an Employee who is eligible to participate and he or she has delivered to the Company, within such timeframe as may be specified by the Committee, a signed Participation Agreement in substantially the form attached hereto as Appendix A.

3.03 Eligibility for Benefits.  A Participant becomes eligible for benefits under the Plan if, prior to or absent a Change Date or during the Post-Change Period, the Participant has an Involuntary Termination or a Termination of Employment for Good Reason.  For the avoidance of doubt, a Termination of Employment for Good Reason will be treated as having occurred during the Post-Change Period, notwithstanding the fact that actual separation from service occurs after the Post-Change Period has expired, if the Good Reason arises during the Post-Change Period, the Participant timely provides a Notice of Termination within 90 days of the occurrence of the event giving rise to such Good Reason, the Employer fails to cure the event constituting Good Reason within 30 days following receipt of the Notice of Termination and the Participant terminates employment within five days after the lapse of the cure period.

ARTICLE IV
Obligations of the Employer Upon Involuntary Termination
Prior to or Absent a Change Date

4.01 Involuntary Termination.  If a Participant has an Involuntary Termination, then unless Article V applies, the Employer’s sole obligations to such Participant under the Plan shall be as follows:

(a)                                 The Employer shall pay the Participant the following:

(i)                                     all Accrued Obligations in a single lump sum payment within 15 days after the Termination Date or such earlier date as required by applicable law; and

(ii)                                  subject to Section 9.01, an amount equal to the Base Salary determined as of the Termination Date, multiplied by the applicable Severance Multiple (the “Severance Payment”).  The Severance Payment shall be paid in a single lump sum payment.  The Severance Payment shall be made no more than 60 days after the Termination of Employment, provided the applicable revocation period for the release required by Section 9.01 has expired at that time, and subject to Section 10.11(c) and Section 10.11(e); and

(iii)                               subject to Section 9.01, the Participant’s Pro-rata Annual Incentive for the Employer’s fiscal year during which the Termination Date occurs, reduced (but not below zero) by the amount of any Annual Incentive previously paid to the Participant for such fiscal year (for example, if the Annual Incentive is paid quarterly and one or more quarterly payments have been made before the Termination Date); the Pro-rata Annual Incentive shall be paid at the same time and in the same form as the Annual Incentives for such fiscal year are paid to ongoing employees; but no later than two and one-half months after the last day of the fiscal year following the fiscal year in which the Termination Date occurs.

(b)                                 The Employer shall provide for post-Termination of Employment nonqualified deferred compensation benefits, equity awards, and employee welfare benefits pursuant to the terms of the respective Plans and Policies under which such post-Termination of Employment benefits, awards and welfare benefits, if any, are provided, except as provided in (c) below.

(c)                                  Subject to Section 9.01, if as of the Termination Date the Participant is participating in the Company’s or the Employer’s healthcare plan with respect to medical, vision, prescription and/or dental coverage and, as a result of the Termination of Employment, will be eligible for post-termination continuation coverage under Section 4980B of the Code (“COBRA”), then the Employer shall pay to the Participant, in a lump sum payment (the “Healthcare Assistance Payment”), an amount equal to (i) the excess of the monthly premium rate for such COBRA coverage for the Participant and his or her eligible dependents (measured as of the Termination of Employment) over the monthly premium rate payable by active employees (i.e., the non-Employer paid portion) for similar employer-provided coverage (measured as of the Termination of Employment), multiplied by (ii) the applicable Healthcare Assistance Multiple.  The Healthcare Assistance Payment shall be made no more than 60 days after the Termination of Employment, provided the applicable revocation period for the release required by Section 9.01 has expired at that time, and subject to Section 10.11(c) and Section 10.11(e).

4.02 Termination for Any Other Reason.  If a Participant has a Termination of Employment for any reason other than as described in Section 4.01 (including termination by the Employer for Cause, termination by the Employee other than for Good Reason, termination by the Employer or the Employee for Disability, Retirement, or termination on account of death), then unless Article V applies, the Employer’s sole obligations to such Participant under the Plan shall be to pay the Participant all Accrued Obligations determined as of the Termination Date.

ARTICLE V
Obligations of the Employer on Involuntary Termination
in the Post-Change Period

5.01 Application.  If a Participant has an Involuntary Termination during the Post-Change Period a Participant shall be entitled to benefits under this Article V in lieu of, and not in addition to, benefits under Article IV.  For the avoidance of doubt, a Termination of Employment for Good Reason will be treated as having occurred during the Post-Change Period, notwithstanding the fact that actual separation from service occurs after the Post-

Change Period has expired, if the Good Reason arises during the Post-Change Period, the Participant timely provides a Notice of Termination within 90 days of the occurrence of the event giving rise to such Good Reason, the Employer fails to cure the event constituting Good Reason within 30 days following receipt of the Notice of Termination and the Participant terminates employment within five days after the lapse of the cure period.

5.02 Involuntary Termination in the Post-Change Period.  If a Participant has an Involuntary Termination during the Post-Change Period for which a Notice of Termination is timely given, then the Employer’s sole obligations to such Participant under the Plan shall be as follows:

(a)                                 The Employer shall pay the Participant the following:

(i)                                     all Accrued Obligations in a single lump sum payment within 15 days after the Termination Date;

(ii)                                  subject to Section 9.01, an amount equal to the sum of (a) Base Salary multiplied by the applicable Severance Multiple and (b) the Target Annual Incentive, each determined as of the Termination Date, (“Post-Change Severance Payment”); provided, however, that any reduction in the Participant’s Base Salary or Target Annual Incentive that would qualify as Good Reason shall be disregarded for this purpose.

The Post-Change Severance Payment shall be paid no more than sixty days after the Termination of Employment, provided the applicable revocation period required for the release under Section 9.01 has expired at that time; and subject to Section 10.11(c) and Section 10.11(e).

(b)                                 Post-Termination of Employment non-qualified deferred compensation benefits, equity awards, and employee welfare benefits shall be provided pursuant to the terms of the respective Plans and Policies under which such post-Termination of Employment benefits, awards and welfare benefits, if any, are provided, except as provided in (c) below.

(c)                                  Subject to Section 9.01, if as of the Termination Date the Participant is participating in the Company’s or the Employer’s healthcare plan with respect to medical, vision, prescription and/or dental coverage and, as a result of the Termination of Employment, will be eligible for post-termination continuation coverage under Section 4980B of the Code (“COBRA”), then the Employer shall pay to the Participant, in a lump sum payment (the “Healthcare Assistance Payment”), an amount equal to (i) the excess of the monthly premium rate for such COBRA coverage for the Participant and his or her eligible dependents (measured as of the Termination of Employment) over the monthly premium rate payable by active employees (i.e., the non-Employer paid portion) for similar employer-provided coverage (measured as of the Termination of Employment), multiplied by (ii) the applicable Healthcare Assistance Multiple.  The Healthcare Assistance Payment shall be made no more than 60 days after the Termination of Employment, provided the applicable revocation period for the release required by Section 9.01 has expired at that time, and subject to Section 10.11(c) and Section 10.11(e).

5.03 Termination on or After the Change Date for Any Other Reason.  If a Participant has a Termination of Employment for which a Notice of Termination is given during the Post-Change Period, for any reason other than as described in Section 5.02 (including termination by the Employer for Cause, termination by the Employee other than for Good Reason, termination by the Employer or the Employee for Disability, Retirement, or termination on account of death), then the Employer’s sole obligation to the Participant under this Plan shall be to pay the Participant all Accrued Obligations determined as of the Termination Date.

5.04 Limitation on Benefits.

(a)                                 In the event it shall be determined that any payment or distribution by an Employer to or for the benefit of the Participant (whether paid or payable or distributed or distributable pursuant to the terms of this Plan or otherwise) (a “Payment”) would be nondeductible by the Employer for Federal income tax purposes because of Section 280G of the Code, then the aggregate present value of amounts payable or distributable to or for the benefit of the Participant pursuant to this Plan (“Plan Payments”) shall be reduced to the Reduced Amount if, and only if, by reason of such reduction, the net after-tax benefit received by the Participant, taking into account the applicable federal, state, local and foreign income, employment and other taxes, is greater than the net after-tax benefit that would be received by the Participant if no such reduction was made, taking into account the applicable federal, state, local and foreign income, employment and other taxes, including the excise tax imposed by Section 4999 of the Code.  The “Reduced Amount” shall be an amount expressed in present value which maximizes the aggregate present value of Plan Payments without causing any Payment to be nondeductible by the Employer because of Section 280G of the Code.  Such reduction shall be applied before any reduction of any other payments that are not Plan Payments unless the plan or agreement calling for such payments expressly provides to the contrary making specific reference to this Plan.  Anything to the contrary notwithstanding, if the Reduced Amount under the Plan is zero and it is determined further that any Payment that is not a Plan Payment would nevertheless be nondeductible by the Employer for Federal income tax purposes because of Section 280G of the Code, then the aggregate present value of Payments which are not Plan Payments shall also be reduced (but not below zero) to an amount expressed in present value which maximizes the aggregate present value of Payments without causing any Payment to be nondeductible by the Employer because of Section 280G of the Code.  For purposes of this Section, present value shall be determined in accordance with Section 280G(d)(4) of the Code.

(b)                                 The Committee shall select a firm of certified public accountants of national standing, (the “Accounting Firm”), which may be the firm regularly auditing the financial statements of the Company or the Employer.  The Accounting Firm shall make all determinations required to be made under this Section and shall provide detailed supporting calculations to the Company, the Employer and the Employee within 30 days after the Termination Date or such earlier time as is requested by the Company, and provide an opinion to the Participant that he or she has substantial authority not to report any Excise Tax on his or her Federal income tax return with respect to any Payments.  Any such determination by the Accounting Firm shall be binding upon the Company, the Employer and the Participant.  The Accounting Firm shall determine how much of the Plan Payment or Payments, as the case may be, shall be eliminated or reduced consistent with the requirements of this Section and any such reduction shall apply first to lump sum cash amounts payable pursuant to this Plan in the form of the Severance Payment or the Post-Change Severance Payment, as applicable.  Subject to Sections 9.01, 10.11(c) and 10.11(e), within five business days thereafter, the Employer shall pay to or distribute to or for the benefit of the Participant such amounts as are then due to the Participant under this Plan.

(c)                                  As a result of the uncertainty in the application of Section 280G of the Code at the time of the initial determination by the Accounting Firm or the Company hereunder, it is possible that Plan Payments or Payments, as the case may be, will have been made by the Employer which should not have been made (“Overpayment”) or that additional Plan Payments or Payments, as the case may be, which will not have been made by the Employer could have been made (“Underpayment”), in each case, consistent with the calculations required to be made hereunder.  In the event that the Accounting Firm, based upon the assertion of a deficiency by the Internal Revenue Service against the Employee which the Accounting Firm believes has a high probability of success determines that an Overpayment has been made, promptly on notice and demand the Participant shall repay to the Employer any such Overpayment paid or distributed by the Employer to or for the benefit of the Participant together with interest at the applicable Federal rate provided for in Section 7872(f)(2) of the Code; provided, however, that no such amount shall be payable by the Participant to the Employer if and to the extent such payment would not either reduce the amount on which the Participant is subject to tax under Section 1 and Section 4999 of the Code or generate a refund of such taxes.  In the event that the Accounting Firm, based upon controlling precedent or other substantial authority, determines that an Underpayment has occurred, any such Underpayment shall be promptly paid by the Employer to or for the benefit of the Participant together with interest at the applicable federal rate provided for in Section 7872(f)(2) of the Code.

ARTICLE VI
Administration

6.01 The Company and Committee.

(a)                                 The Company shall have overall responsibility for the establishment, amendment and termination of the Plan.  In carrying out its responsibilities hereunder, the Company shall act through the Committee. The Committee shall have, in its discretion, the responsibilities, duties, powers and authority, assigned to it in this Plan and any responsibilities, duties, powers and authority, under this Plan that are not specifically delegated to anyone else, including the following:

(i)                                     to determine which individuals shall be selected as Participants.

(ii)                                  to decide on questions concerning the Plan and the eligibility of any Participant to participate in the Plan, including whether the Participant should remain (or become) a Participant;

(iii)                               to determine the nature and timing of any Termination of Employment or the existence of Good Reason;

(iv)                              subject to any limitations under the Plan or applicable law, to make and enforce such rules and regulations and prescribe the use of such forms as it shall deem necessary for the efficient administration of the Plan;

(v)                                 to require any person to furnish such information as it may request as a condition to receiving any benefit under the Plan;

(vi)                              to compute or have computed the amount of benefits that shall be payable to any person in accordance with the provisions of the Plan;

(vii)                           to construe and interpret the Plan and correct defects, supply omissions and reconcile inconsistencies in the Plan; and

(viii)                        to make all other decisions and determinations (including factual determinations) as the Committee may deem necessary or advisable in carrying out its duties and responsibilities or exercising its powers.

(b)                                 Decisions of the Committee shall be final, conclusive and binding on all persons interested in the Plan, including Participants, beneficiaries and other persons claiming rights from or through a Participant.

6.02 Delegation of Committee Authority.  The Committee may delegate to officers or employees of the Company, or committees thereof, the authority, subject to such terms as the Committee shall determine, to perform such administrative functions and exercise such administrative powers and authority, as the Committee in its discretion may determine.  Such delegation may be revoked at any time.

6.03 Advisors and Agents of the Committee.  The Committee may (i) authorize one or more of its members or an agent to execute or deliver any instrument, and make any payment on its behalf and (ii) utilize and cause the Company to pay for the services of associates and engage accountants, agents, clerks, legal counsel, record keepers and professional consultants (any of whom may also be serving an Employer or another Affiliate of the Company) to assist in the administration of this Plan or to render advice with regard to any responsibility under this Plan.

6.04 Records and Reports of the Committee.  The Committee or its delegate shall maintain records and accounts relating to the administration of the Plan.

6.05 Limitation of Liability; Indemnification.

(a)                                 The members of the Board and the Committee shall have no liability with respect to any action or omission made by them in good faith nor from any action made in reliance on (i) the advice or opinion of any accountant, legal counsel, medical adviser or other professional consultant or (ii) any resolutions of the Board certified by the secretary or assistant secretary of the Company.  Each member of the Board, the Committee, and each employee to whom are delegated duties, responsibilities and authority with respect to the Plan shall be indemnified, defended, and held harmless by the Company and the Employers and their respective successors against all claims, liabilities, fines and penalties and all expenses (including but not limited to attorneys’ fees) reasonably incurred by or imposed on such member or Participant that arise as a result of his actions or failure to act in connection with the operation and administration of the Plan, to the extent lawfully allowable and to the extent that such claim, liability, fine, penalty or expense is not paid for by liability insurance purchased by or paid for by the Company or an Employer.  Notwithstanding the foregoing, the Company or an Employer shall not indemnify any person for any such amount incurred through any settlement or compromise of any action unless the Company or an Employer consents in writing to such settlement or compromise.

(b)                                 The Company will continue to cover each Participant under its directors’ and officers’ insurance policy following the Termination Date for a period of time equal to the applicable statute of limitations.  The Company shall indemnify and hold each Participant harmless to the fullest extent legally permitted or authorized by the Company’s by-laws or, if greater, by the laws of the State of Delaware, as may be in effect from time to time, in respect of any liability, damage, cost or expense (including reasonable attorneys’ fees) actually and reasonably incurred in connection with the defense of any claim, action, suit or proceeding to which the Participant is a party by reason of the Participant’s being or having been an officer or director of the Company or any subsidiary or affiliate thereof, or the Participant’s serving or having served at the request of such other entity as a director, officer, employee or agent of another corporation or of a partnership, joint venture, trust, business organization, enterprise or other entity, including service with respect to employee benefit plans.  Without limiting the generality of the foregoing, the Company shall pay the expenses (including reasonable attorneys’ fees) actually and reasonably incurred in defending any such claim, action, suit or proceeding in advance of its final disposition, upon receipt of the Participant’s undertaking to repay all amounts advanced unless it is ultimately determined that Executive is entitled to be indemnified under this Section.

6.06 Plan Expenses.  Expenses relating to the Plan before its termination shall be paid from the general assets of the Company or an Employer.  Any individual who serves as a member of the Committee shall receive no additional compensation for such service.

ARTICLE VII
Amendments; Termination

7.01 Amendment or Termination of the Plan.  The Company by duly adopted resolution of the Committee shall have the sole right to alter, amend or terminate this Plan in whole or in part at any time and to terminate the participation of any Employee; provided, however, that:

(a)                                 any such adverse amendment or termination shall be effective only as to those Participants, if any, who have consented to such amendment or termination or who have received from the Company at least 12 months’ prior written notice (“Amendment Notice” or “Expiration Notice,” respectively) of such adverse amendment or termination that sets forth the date of termination or amendment (“Amendment Date” or “Expiration Date”), and

(b)                                 no such Amendment Notice or Expiration Notice shall be effective as to any Participant if a Change Date occurs before the Amendment or Expiration Date specified in the Amendment Notice or Expiration Notice.  Any purported Plan termination or amendment in violation of this Section 7.01 shall be void and of no effect.

ARTICLE VIII
Claims Procedure

8.01 Filing a Claim.

(a)                                 No claim shall be required for benefit due under the Plan.  Any individual eligible for benefits under this Plan who believes he or she is entitled to additional benefits or who desires to clarify his or her right to future benefits under the Plan (“Claimant”) may submit his application for benefits (“Claim”) to the Committee (or to such other person or persons as may be designated by the Committee) in writing in such form as is provided or approved by the Committee.  The Committee shall be the named fiduciary for purposes of this Plan.

(b)                                 When a Claim has been filed properly, it shall be evaluated and the Claimant shall be notified of the approval or the denial of the Claim within 90 days after the receipt of such Claim.  A Claimant shall be given a written notice in which the Claimant shall be advised as to whether the Claim is granted or denied, in whole or in part.  If a Claim is denied, in whole or in part, the notice shall contain (i) the specific reasons for the denial, (ii) references to pertinent provisions of this Plan on which the denial is based, (iii) a description of any additional material or information necessary to perfect the Claim and an explanation of why such material or information is necessary, and (iv) a description of the Plan’s review procedure and time limits applicable to such procedures, including a statement of the Claimant’s right to bring a civil action under Section 502(a) of ERISA following a benefit claim denial on review.

8.02 Review of Claim Denial.  If a Claim is denied, in whole or in part, or if a Claim is neither approved nor denied within the 90-day period specified Section 8.01(b), the Claimant shall have the right, within 60 days after receipt of such denial (or after such claim is deemed denied), to (i) request that the Committee (or such other person or persons as shall be designated in writing by the Committee) review the denial or the failure to approve or deny the Claim, (ii) review pertinent documents, and (iii) submit issues and comments in writing.

(a)                                 Within 60 days after such request is received, the Committee shall complete its review and give the Claimant written notice of its decision.

(b)                                 The Committee shall include in its notice to Claimant (i) the specific reasons for its decision; (ii) references to pertinent provisions of this Plan on which its decision is based; (iii) a statement that the Claimant is entitled to receive, upon request and free of charge, reasonable access to, and copies of, the Plan and all documents, records and other information relevant to his or her claim for benefits; and (iv) a statement describing the Claimant ‘s right to bring an action under Section 502(a) of ERISA.

(c)                                  A Claimant shall have no right to seek review of a denial of benefits, or to bring any action in any court to enforce a Claim, before his filing a Claim and exhausting his rights to review under Sections 8.01 and 8.02.

8.03 Dispute Resolution.  The Company and the Participant agree to attempt to resolve any dispute between them quickly and fairly through informal, good faith negotiations.  If a mutually satisfactory resolution is not reached by such good faith negotiations within 45 days, the Company and the Participant agree that the state courts of North Carolina and, if the jurisdictional prerequisites exist at the time, the federal courts in the State of North Carolina, shall have sole and exclusive jurisdiction to hear and determine any dispute or controversy arising under or relating to this Plan.  The Company and each Participant irrevocably (i) consents to the exclusive jurisdiction and venue of the courts of North Carolina and federal courts in the State of North Carolina, in any and all actions arising under or relating to this Plan (including Appendix A and Appendix B hereto), and (ii) waives any jurisdictional defenses (including personal jurisdiction and venue) to any such action.  The Committee’s interpretation of Plan provisions, and any findings of fact, including eligibility to participate and eligibility for benefits, are final, shall be given deference by any court of law and will not be subject to “de novo” review unless shown to be arbitrary and capricious.  The Company and Participant will each separately pay its counsel fees and expenses unless otherwise determined by a court of competent jurisdiction.

ARTICLE IX
Release; No Mitigation; No Duplication of Benefits; Recoupment

9.01 Release and Other Conditions Required.  Any and all amounts payable and benefits or additional rights provided pursuant to this Plan other than the Accrued Obligations and amounts provided under Section 4.01(b) and 5.02(b) shall only be payable if: (a) the Participant (or Participant’s beneficiary in the event of Participant’s death) timely delivers to the Employer and does not revoke a general waiver and release of claims in favor of the Company and related parties (“Company Parties”) in substantially the form attached hereto as Appendix B, with such changes therein as may be necessary to make it valid and encompassing under applicable law, and the revocation period related to such general waiver and release has expired; (b) Participant resigns from any other positions Participant holds with the Company or an Affiliate, with such resignation to be effective no later than the Termination Date (or such other date as requested by the Company);  (c) Participant returns all Company property; and (d) Participant complies with all post-termination obligations under the Confidentiality, Inventions and Non-Competition Agreement that Participant signed in connection with his or her employment with the Company or an Affiliate.  The general waiver and release shall be executed and delivered (and the revocation period related thereto, if any, shall have lapsed without revocation having been made) within sixty (60) days following the Termination Date.

9.02 No Mitigation.  No Participant shall have any duty to mitigate the amounts payable under this Plan by seeking or accepting new employment or self-employment following termination.  Except as specifically otherwise provided in this Plan, all amounts payable pursuant to this Plan shall be paid without reduction regardless of any amounts of salary, compensation or other amounts that may be paid or payable to the Participant as the result of the Participant’s employment by another employer or self-employment.

9.03 No Duplication of Benefits.  Subject to Section 10.11(f), to the extent that a Participant shall have received severance payments or other severance benefits under any other Plan or agreement of the Company before receiving severance payments or other severance benefits pursuant to Article IV or Article V, the severance payments or other severance benefits under such other Plan or agreement shall reduce (but not below zero) the corresponding severance payments or other severance benefits to which such Participant shall be entitled under Article IV or Article V.  To the extent that a Participant accepts payments made pursuant to Article IV or Article V, he shall be deemed to have waived his right to receive a corresponding amount of future severance payments or other severance benefits under any other Plan or agreement of the Company.  Payments and benefits provided under the Plan shall be in lieu of any termination or severance payments or benefits for which the Participant may be eligible under any of the Plans or Policy of the Company or an Affiliate or under the Worker Adjustment Retraining Notification Act of 1988 or any similar statute or regulation.

9.04 Recoupment Policy.  The payments and benefits provided under this Plan shall be subject to recovery under any clawback, recovery or recoupment policy which the Company or an Employer may adopt from time to time, including without limitation the Company’s existing recoupment policy and any policy which the Company or an Employer may be required to adopt under Section 954 of the Dodd-Frank Wall Street Reform and Consumer Protection Act or other applicable law and the rules and regulations of the U.S. Securities and Exchange Commission thereunder or the requirements of any national securities exchange on which the Company’s common stock may be listed.

ARTICLE X
Miscellaneous

10.01 Participant Information.  Each Participant shall notify the Committee of his home address and each change of home address.  Each Participant shall also furnish the Committee with any other information and data that the Committee considers necessary for the proper administration of the Plan.  The information provided by the Participant under this Section shall be binding on the Participant, his dependents and any beneficiary for all purposes of the Plan and the Committee shall be entitled to rely on any representations regarding personal facts made by a Participant, his dependents or beneficiary, unless such representations are known to be false.

10.02 Electronic Media.  Under procedures authorized or approved by the Committee, any form for any notice, election, designation, or similar communication required or permitted to be given to or received from a Participant under this Plan may be communicated or made available to the Company or Participant in an electronic medium (including computer network, e-mail or voice response system) and any such communication to or from a Participant or Beneficiary through such electronic media shall be fully effective under this Plan for such purposes as such procedures shall prescribe.  Any record of such communication retrieved from such electronic medium under its normal storage and retrieval parameters shall be effective as a fully authentic executed writing for all purposes of this Plan absent manifest error in the storage or retrieval process.

10.03 Notices.  All notices and other communications under this Plan shall be in writing and delivered by hand, by nationally recognized delivery service that promises overnight delivery, or by first-class registered or certified mail, return receipt requested, postage prepaid, addressed as follows:

If to Participant, at his most recent home address on file with the Company.

If to the Company or any other Employer,

Florina Gordon

P.O. Box 110085

Research Triangle Park

North Carolina, 27709

or to such other address as either party shall have furnished to the other in writing.  Notice and communications shall be effective the day of receipt if delivered by hand or electronically, the second business day after deposit with an overnight delivery service if so deposited, or the fifth business day after mailing in the case of first class registered or certified mail.

10.04 No Employment Contract.  The existence of this Plan shall not confer any legal or other rights upon any Participant to employment or continuation of employment.  Employees are employees at will.  The Company and each Employer reserve the right to terminate any Participant with or without cause at any time, notwithstanding the provisions of this Plan.

10.05 Headings.  The headings in this Plan are for convenience of reference and shall not be given substantive effect.

10.06 Construction.  Any masculine pronoun shall also mean the corresponding female or neuter pronoun, as the context requires.  The singular and plural forms of any term used in this Plan shall be interchangeable, as the context requires.

10.07 Joint and Several Liability.  In the event that any Employer incurs any obligation to a Participant pursuant to this Plan, such Employer, the Company and each Affiliate, if any, of which such Employer is a subsidiary shall be jointly and severally liable with such Employer for such obligation.

10.08 Successors.  This Plan shall inure to the benefit of and be binding upon the Company, each Employer and their respective successors and assigns.  The Company will require any successor (whether direct or indirect, by purchase, merger, consolidation or otherwise) to all or substantially all of the business or assets of any Employer to assume expressly and agree to comply with this Plan in the same manner and to the same extent that the Employer would be required to comply with it if no such succession had taken place.  Failure to require such assumption will be a material breach of this Plan.  Any successor to the business or assets of any Employer that assumes or agrees to perform this Plan by operation of law, contract, or otherwise shall be jointly and severally liable with the Employer under this Plan as if such successor were the Employer.

10.09 Payments to Beneficiary.  If a Participant dies after becoming entitled to payments under Section 4.01 or 5.02 but before receiving all amounts to which he is entitled under this Plan, then, subject to Section 9.01, such remaining amounts shall be paid to his or her estate.

10.10 Non-Alienation of Benefits.  Benefits payable under this Plan shall not be subject in any manner to anticipation, alienation, sale, transfer, assignment, pledge, encumbrance, charge, garnishment, execution or levy of any kind, either voluntary or involuntary, before actually being received by the Participant, and any such attempt to dispose of any right to benefits payable under this Plan shall be void.

10.11 Tax Matters.

(a)                                 An Employer may withhold from any amounts payable under this Plan or from any other amount due a Participant any federal, state, local and other income, employment and other taxes that are required to be withheld pursuant to any applicable law or regulation.

(b)                                 The intent of the Employers is that payments and benefits under this Plan are exempt from or comply with Section 409A of the Code and, accordingly, to the maximum extent permitted, this Plan shall be interpreted in accordance with that intent.  To the extent that any provision hereof is modified in order to comply with Section 409A of the Code, such modification shall be made in good faith and shall, to the maximum extent reasonably possible, maintain the original intent and economic benefit to the Participant and the Employer of the applicable provision without violating the provisions of Section 409A of the Code.  In no event whatsoever shall the Company or any Employer be liable for any additional tax, interest or penalty that may be imposed on a Participant or Employee by Section 409A of the Code or damages for failing to comply with Section 409A of the Code.

(c)                                  If a Participant is deemed on the Termination Date to be a “specified employee” within the meaning of that term under Section 409A(a)(2)(B) of the Code, then with regard to any payment or the provision of any benefit that is considered “nonqualified deferred compensation” under Section 409A of the Code payable on account of a “separation from service” and which becomes payable under the terms of the Plan within six months following such separation from service, then, to the extent required by Section 409A of the Code, such payment or benefit shall not be made or provided until the date which is the earlier of (i) the day after the expiration of the six-month period measured from the date of such “separation from service” of the Employee, and (ii) the date of the Employee’s death.  Upon the expiration of the six-month delay period, all payments and benefits delayed pursuant to this provision (whether they would have otherwise been payable in a single sum or in installments in the absence of such delay) shall be paid or reimbursed to the Employee in a lump sum without interest, and all remaining payments and benefits due under this Plan shall be paid or provided in accordance with the normal payment dates specified for them herein.

(d)                                 To the extent that reimbursements or other in-kind benefits under this Plan constitute “nonqualified deferred compensation” for purposes of Section 409A of the Code, (A) all expenses or other reimbursements hereunder shall be made on before to the last day of the taxable year following the taxable year in which such expenses were incurred by the Participant, (B) any right to reimbursement or in-kind benefits shall not be subject to liquidation or exchange for another benefit, and (C) no such reimbursement, expenses eligible for reimbursement, or in-kind benefits provided in any taxable year shall in any way affect the expenses eligible for reimbursement, or in-kind benefits to be provided, in any other taxable year.

(e)                                  For purposes of Section 409A of the Code, the Participant’s right to receive installment payments pursuant to this Plan shall be treated as a right to receive a series of separate and distinct payments.  Whenever this Plan specifies a payment period with reference to a number of days, the actual date of payment within the specified period shall be within the sole discretion of the Employer and the Participant shall have no right to directly or indirectly specify the date of payment; provided that if the timing of the payment is contingent on the lapse or expiration of the revocation period for the release required under Section 9.01 and such revocation period could, as of the Termination Date, lapse either in the same year as the Termination Date or in the following year, the actual date of payment within the specified period shall be in such following year.

(f)                                   Notwithstanding any other provision of this Plan to the contrary, in no event shall any payment or benefit under this Plan that constitutes “nonqualified deferred compensation” for purposes of Section 409A of the Code be subject to offset by any other amount unless such offset would not trigger additional taxes and penalties under Section 409A of the Code.

10.12 Governing Law.  The provisions of this Plan shall be governed, construed and administered in accordance with the laws of the State of North Carolina, other than its laws respecting choice of law, except to the extent preempted by federal law, including ERISA.

10.13 Severability.  If any one or more Articles, Sections or other portions of this Plan are declared by any court or governmental authority to be unlawful or invalid, such unlawfulness or invalidity shall not serve to invalidate any Article, Section or other portion not so declared to be unlawful or invalid; provided that if the release required under Section 10.01 is declared to be unlawful or unenforceable, then no payments shall be made the payment of which is subject to such release, and the Participant shall forthwith restore to the Employer any payments previously made that were subject to such release.  Any Article, Section or other portion so declared to be unlawful or invalid shall be construed so as to effectuate the terms of such Article, Section or other portion to the fullest extent possible while remaining lawful and valid.

ARTICLE XI
ERISA Compliance Provisions

11.01 Summary Plan Description Provisions

(a)                                 General Information.  This document also serves as the summary plan description for the Plan.  The following is additional information about the Plan.

Plan sponsor:	Liquidia Technologies, Inc. EIN: 20-1926605 P.O. Box 110085 Research Triangle Park North Carolina, 27709 Tel: 919-328-4428

Plan name:	Liquidia Technologies Executive Severance and Change in Control Plan

Plan number:	502

Type of plan:	Severance pay plan that is a “welfare benefit plan” under ERISA.

Funding:	Paid from the Company’s general assets.

Plan year:	Calendar year

Plan Administrator:	Compensation Committee of the Board of Directors of Liquidia Technologies, Inc. P.O. Box 110085 Research Triangle Park North Carolina, 27709 Tel: (919) 328-4428

Agent for service of legal process:	If you have to bring legal action against the Plan for any reason, legal process can be served on the Plan Administrator at P.O. Box 110085, Research Triangle Park, North Carolina, 27709.

(b)                                 Statement of ERISA Rights.  As a Participant in the Plan, you are entitled to certain rights and protections under the ERISA.  ERISA provides that all Plan Participants shall be entitled to:

(i)                                     Receive Information About Your Plan and Benefits

(1)                                 Examine, without charge, at the Plan Administrator’s office and at other specified locations, such as worksites, all documents governing the Plan, including a copy of the latest annual report (Form 5500 Series) filed by the Plan with the U.S. Department of Labor and available at the Public Disclosure Room of the Employee Benefits Security Administration.

(2)                                 Obtain, upon written request to the Plan Administrator, copies of documents governing the operation of the Plan, including copies of the latest annual report (Form 5500 Series) and updated summary plan description.  The administrator may make a reasonable charge for the copies.

(3)                                 Receive a summary of the Plan’s annual financial report, if applicable.  The Plan Administrator is required by law to furnish each Participant with a copy of this summary annual report.

(ii)                                  Prudent Actions by Plan Fiduciaries

In addition to creating rights for Plan Participants, ERISA imposes duties upon the people who are responsible for the operation of the employee benefit plan.  The people who operate your plan, called “fiduciaries” of the Plan, have a duty to do so prudently and in the interest of you and other Plan Participants and beneficiaries.  No one, including your employer, or any other person, may fire you or otherwise discriminate against you in any way to prevent you from obtaining a welfare benefit or exercising your rights under ERISA.

(iii)                               Enforce Your Rights

If your claim for a welfare benefit is denied or ignored, in whole or in part, you have a right to know why this was done, to obtain copies of documents relating to the decision without charge, and to appeal any denial, all within certain time schedules.

Under ERISA, there are steps you can take to enforce the above rights.  For instance, if you request a copy of Plan documents or the latest annual report from the Plan and do not receive them within 30 days, you may file suit in a Federal court.  In such a case, the court may require the Plan Administrator to provide the materials and pay you up to $110 a day until you receive the materials, unless the materials were not sent because of reasons beyond the control of the administrator.

If you have a claim for benefits, which is denied or ignored, in whole or in part, you may file suit in a state or Federal court.  If you are discriminated against for asserting your rights, you may seek assistance from the U.S. Department of Labor, or you may file suit in a Federal court.  The court will decide who should pay court costs and legal fees.  If you are successful the court may order the person you have sued to pay these costs and fees.  If you lose, the court may order you to pay these costs and fees, for example, if it finds your claim is frivolous.

(iv)                              Assistance with Your Questions

If you have any questions about your Plan, you should contact the Plan Administrator.  If you have any questions about this statement or about your rights under ERISA or if you need assistance in obtaining documents from the Plan Administrator, you should contact the nearest office of the Employee Benefits Security Administration, U.S. Department of Labor, listed in your telephone directory or the Division of Technical Assistance and Inquiries, Employee Benefits Security Administration, U.S. Department of Labor, 200 Constitution Avenue N.W., Washington, D.C. 20210.  You may also obtain certain publications about your rights and responsibilities under ERISA by calling the publications hotline of the Employee Benefits Security Administration.

Adopted:  March 3, 2017

Compensation Committee of the Board of Directors

Liquidia Technologies, Inc.

APPENDIX A
PARTICIPATION AGREEMENT

This PARTICIPATION AGREEMENT (this “Agreement” or this “Restrictive Covenants Agreement”) is entered into as of             , 20  , between Liquidia Technologies, Inc. (the “Company”) and                (the “Executive”) (jointly the “Parties”) pursuant to which the Executive accepts participation in the Liquidia Technologies Executive Severance and Change in Control Plan (the “Severance Plan”) subject to the terms and conditions thereof as amended from time to time.

REASONS FOR THIS AGREEMENT:  During Executive’s relationship with the Company, Executive has learned, will learn, or has or will have access to, trade secrets and important proprietary and confidential information related to the operations and business of Liquidia Technologies, Inc. and its subsidiaries and affiliates (collectively, the “Company’s Business”).

Executive acknowledges executing and being subject to the terms of the Confidentiality, Invention and Non-Competition Agreement (the “Restrictive Covenants Agreement”). [To the extent a participant has not previously entered into the Confidentiality, Invention and Non-Competition Agreement, the participant will need to execute it in order to participate in plan.]  In consideration of employment or continued employment, participation in the Severance Plan and other valuable consideration, the receipt and sufficiency of which are acknowledged, Executive agrees to continue to be subject to, and abide by, such Restrictive Covenants Agreement.

IN WITNESS WHEREOF, the Company and the Executive have executed this Participation Agreement as of the date first written above.

PARTICIPANT:

(signature)

LIQUIDIA TECHNOLOGIES,INC:

By:

(print name)
Its:

A-1

APPENDIX B
GENERAL RELEASE AND WAIVER

1. I,                      , in consideration of and subject to the performance by Liquidia Technologies, Inc. (together with its Affiliates, the “Company Parties”), of its obligations under the Liquidia Technologies Executive Severance and Change in Control Plan effective as of [                                ], as amended from time to time before the date hereof (the “Plan”), do hereby release and forever discharge as of the date hereof the Company Parties and their respective affiliates, subsidiaries and direct or indirect parent entities and all present, former and future shareholders, directors, officers, agents, representatives, employees, successors and assigns of the Company and/or its respective affiliates, subsidiaries and direct or indirect parent entities (collectively, the “Released Parties”) to the extent provided below (this “General Release”).  The Released Parties are intended to be third-party beneficiaries of this General Release, and this General Release may be enforced by each of them in accordance with the terms hereof in respect of the rights granted to such Released Parties hereunder.  Terms used herein but not otherwise defined shall have the meanings given to them in the Plan.

2. I understand that any payments or benefits paid or granted to me under Section 4.01 or 5.02 of the Plan (other than the Accrued Obligations) represent, in part, consideration for signing this General Release and are not salary, wages or benefits to which I was already entitled.  I understand and agree that I will not receive certain of the payments and benefits specified in the Plan unless I execute this General Release and do not revoke this General Release within the time period permitted hereafter.  Such payments and benefits will not be considered compensation for purposes of any employee benefit plan, program, policy or arrangement maintained or hereafter established by the Company or its Affiliates.

3. Except as provided in paragraphs 4, 5, and 11 below and except for the provisions of the Plan which expressly survive the termination of my employment with the Company, I knowingly and voluntarily (for myself, my heirs, executors, administrators and assigns) release and forever discharge the Company and the other Released Parties from any and all claims, suits, controversies, actions, causes of action, cross-claims, counter-claims, demands, debts, compensatory damages, liquidated damages, punitive or exemplary damages, other damages, claims for costs and attorneys’ fees, or liabilities of any nature whatsoever in law and in equity, both past and present (through the date that this General Release becomes effective and enforceable) and whether known or unknown, suspected, or claimed against the Company or any of the Released Parties which I, my spouse, or any of my heirs, executors, administrators or assigns, may have, which arise out of or are in any way related to events, acts, conduct, or omissions occurring prior to or on the date you sign this Agreement, including, but not limited to (all of the following collectively referred to herein as the “Claims”):

(a) any and all claims that in any way result from, or relate to, Executive’s hire, employment with or separation from employment with the Company Parties, whether pursuant to federal, state or local law, statute, regulation, ordinance, executive order or common law including, but not limited to, wrongful discharge of employment, constructive discharge from employment, termination in violation of public policy, discrimination, harassment, retaliation, breach of contract, both express and implied, breach of a covenant of good faith and fair dealing, both express and implied; promissory estoppel, negligent or intentional infliction of emotional distress, negligent or intentional misrepresentation, negligent or intentional interference with contract or prospective economic advantage, unfair business practices, defamation, libel, slander, negligence, personal injury, assault, battery, invasion of privacy, false imprisonment, and conversion, including costs and attorneys’ fees;

(b) any and all claims for violation of any federal, state or municipal statute, including, but not limited to, Title VII of the Civil Rights Act of 1964, as amended; the Civil Rights Act of 1991; the Age Discrimination in Employment Act of 1967, as amended (including the Older Workers Benefit Protection Act); the Equal Pay Act of 1963, as amended; the Americans with Disabilities Act of 1990; the Family and Medical Leave

Act of 1993; the Worker Adjustment Retraining and Notification Act; the Employee Retirement Income Security Act of 1974; any applicable Executive Order Programs; the Fair Labor Standards Act; the National Labor Relations Act (“NLRA”); the North Carolina Retaliatory Employment Discrimination Act; the North Carolina Persons with Disabilities Protection Act; the North Carolina Equal Employment Practices; and any other statute that pertains or relates to, or otherwise touches upon, the employment relationship between the Company Parties and Executive.

4. I agree that this General Release does not waive or release any rights or claims that I may have under the Age Discrimination in Employment Act of 1967, as amended (“ADEA”) which arise after the date I execute this General Release and does not extend to any claims that, by statute, may not be waived.  I acknowledge and agree that my separation from employment with the Company Parties in compliance with the terms of the Plan shall not serve as the basis for any claim or action (including, without limitation, any claim under the ADEA).

5. I agree that I hereby waive all rights to sue or obtain equitable, remedial or punitive relief from any or all Released Parties of any kind whatsoever in respect of any Claim, including, without limitation, reinstatement, back pay, front pay, and any form of injunctive relief.  Notwithstanding the above, I further acknowledge that I am not waiving and am not being required to waive any right that cannot be waived under law, including the right to file a claim for workers’ compensation benefits or unemployment insurance benefits; provided, however, that I waive, to the extent permitted by law, any right or ability to be a class or collective action representative or to otherwise participate in any putative or certified class, collective or multi-party action or proceeding based on any such claims in which any of the Company Parties is a party.  Additionally, I am not waiving (i) any right to the Accrued Obligations or any severance benefits to which I am entitled under the Plan, (ii) any claim relating to directors’ and officers’ liability insurance coverage or any right of indemnification under the Company’s organizational documents or otherwise, (iii) my rights as an equity or security holder in the Company or its Affiliates, (iv) my rights under any equity awards that survive termination of employment; or (v) my rights under any retirement plan that is “qualified” under Section 401(a) of the Internal Revenue Code of 1986.  Furthermore, nothing in this General Release prevents me from filing a charge or complaint, reporting to, cooperating with, communicating with, or participating in any proceeding before the Securities and Exchange Commission, the Equal Employment Opportunity Commission, the Occupational Safety and Health Administration, the United States Department of Labor, the National Labor Relations Board, or other similar state or local agency (the “Government Agencies”), or from exercising any rights pursuant to Section 7 of the NLRA, or from taking any action protected under the whistleblower provisions of any federal securities law (“Protected Activities”), none of which activities shall constitute a breach of the release, non-disparagement or confidentiality clauses of this General Release.  I understand that, in connection with such Protected Activity, I am permitted to disclose documents or other information as permitted by law, but I shall take all reasonable precautions to prevent any unauthorized use or disclosure of any information that may constitute confidential or proprietary information under my Confidentiality, Invention and Non-Competition Agreement to any parties other than the Government Agencies, and further understand that “Protected Activity” does not include the disclosure of any attorney-client privileged communications with the Company Parties, and that any such disclosure without the written consent of the Company Parties shall constitute a material breach of this General Release.

6. In signing this General Release, I acknowledge and intend that it shall be effective as a bar to each and every one of the Claims hereinabove mentioned or implied, except those described in Section 5 above.  I expressly consent that this General Release shall be given full force and effect according to each and all of its express terms and provisions, including those relating to unknown and unsuspected Claims (notwithstanding any state or local statute that expressly limits the effectiveness of a general release of unknown, unsuspected and unanticipated Claims), if any, as well as those relating to any other Claims hereinabove mentioned or implied.  I acknowledge and agree that this waiver is an essential and material term of this General Release and that without such waiver I would not have become a Participant in the Plan.  I further agree that in the event I should bring a Claim seeking damages against the Company, or in the event I should seek to recover against the Company in any Claim brought by a governmental agency on my behalf, this General Release shall serve as a complete defense to such Claims to the maximum extent permitted by law.

7. I agree that neither this General Release, nor the furnishing of the consideration for this General Release, shall be deemed or construed at any time to be an admission by the Company, any Released Party or myself of any improper or unlawful conduct.

8. I agree not to disparage the Company Parties, and the Company Parties’ directors, managers, partners, employees, and agents, in any manner likely to be harmful to them or their business, business reputation or personal reputation, provided that I may respond accurately and fully to any question, inquiry or request for information when required by legal process and otherwise engage in a Protected Activity.

9. I agree that this General Release and the Plan are confidential and agree not to disclose any information regarding the terms of this General Release or the Plan, except to my immediate family and any tax, legal or other counsel that I have consulted regarding the meaning or effect hereof or to a successor employer respecting the terms of any restrictive covenants to which I may be subject, or as required by law, and I will instruct each of the foregoing not to further disclose the same to anyone.

10. Any non-disclosure provision in this General Release does not prohibit or restrict me (or my attorney) from responding to any inquiry about this General Release or its underlying facts and circumstances by the Securities and Exchange Commission (SEC), the Financial Industry Regulatory Authority (FINRA), any other securities regulatory organization or any governmental entity.

11. I represent that I am not aware of any claim by me other than the claims that are released by this General Release.  I acknowledge that I may hereafter discover claims or facts in addition to or different than those which I now know or believe to exist with respect to the subject matter of the release set forth in paragraph 3 above and which, if known or suspected at the time of entering into this General Release, may have materially affected this General Release and my decision to enter into it.  I represent and warrant that I have never suffered an on the job or occupational injury or incurred any leave, wage or overtime claims, whether pursuant to the Fair Labor Standards Act, Family Medical Leave Act, or otherwise, during my employment, or in the alternative that any such claims have been resolved to my complete satisfaction, and as such, no such claims by me or on my behalf exist as of the date of this Agreement.  I further represent that I have been provided by the Company Parties all wages, severance, vacation, benefits, commissions, bonuses, expense reimbursements, or other amounts owed to me by the Company Parties, other than the Accrued Obligations and the payments or benefits paid or granted to me under Section 4.01 or 5.02 of the Plan.

12. Notwithstanding anything in this General Release to the contrary, this General Release shall not relinquish, diminish, or in any way affect any rights or claims arising out of any breach by the Company or by any Released Party of the Plan after the date hereof.

13. The Parties understand and acknowledge that this General Release constitutes a compromise and settlement of actual or potential disputed claims.  No action taken by the Parties hereto, or either of them, either previously or in connection with this General Release shall be deemed or construed to be:

(a) an admission of the truth or falsity of any claims made or any potential claims; or

(b) an acknowledgment or admission by either Party of any fault or liability whatsoever to the other Party or to any third party.

14. I waive any claim to reinstatement or re-employment with the Released Parties and agree not to bring any claim based upon the failure or refusal of the Released Parties to employ me hereafter.  If I seek employment or become employed with the Released Parties (knowingly or unknowingly), this General Release shall conclusively be deemed the sole and exclusive reason for denying such application for employment with the Released Parties and/or the basis for my discharge if hired.

15. In entering into this General Release, neither Party has relied upon any representations or statements made by the other Party hereto which are not specifically set forth in this General Release.

16. The language in all parts of this Agreement will be construed, in all cases, according to its fair meaning, and not for or against either Party hereto.  The Parties acknowledge that each Party and its counsel have reviewed and revised this Agreement and that the normal rule of construction to the effect that any ambiguities are to be resolved against the drafting party will not be employed in the interpretation of this Agreement.  The captions of the Paragraphs of this Agreement are for convenience of reference only and in no way define, limit or affect the scope or substance of any Paragraph of this Agreement.

17. Whenever possible, each provision of this General Release shall be interpreted in, such manner as to be effective and valid under applicable law, but if any provision of this General Release is held to be invalid, illegal or unenforceable in any respect under any applicable law or rule in any jurisdiction, such invalidity, illegality or unenforceability shall not affect any other provision or any other jurisdiction, but this General Release shall be reformed, construed and enforced in such jurisdiction as if such invalid, illegal or unenforceable provision had never been contained herein.

18. BY SIGNING THIS GENERAL RELEASE, I REPRESENT AND AGREE THAT:

(a) I HAVE READ IT CAREFULLY; AND I UNDERSTAND ALL OF ITS TERMS AND KNOW THAT I AM GIVING UP IMPORTANT RIGHTS, INCLUDING BUT NOT LIMITED TO, RIGHTS UNDER THE AGE DISCRIMINATION IN EMPLOYMENT ACT OF 1967, AS AMENDED, TITLE VII OF THE CIVIL RIGHTS ACT OF 1964, AS AMENDED; THE EQUAL PAY ACT OF 1963, THE AMERICANS WITH DISABILITIES ACT OF 1990; AND THE EMPLOYEE RETIREMENT INCOME SECURITY ACT OF 1974, AS AMENDED;

(b) I VOLUNTARILY CONSENT TO EVERYTHING IN IT;

(c) THE CONSIDERATION GIVEN TO ME FOR THIS GENERAL RELEASE IS IN ADDITION TO ANYTHING OF VALUE TO WHICH I WAS ALREADY ENTITLED;

(d) I HAVE BEEN ADVISED TO CONSULT WITH AN ATTORNEY BEFORE EXECUTING IT AND I HAVE DONE SO OR, AFTER CAREFUL READING AND CONSIDERATION, I HAVE CHOSEN NOT TO DO SO OF MY OWN VOLITION;

(e) I HAVE HAD [21 DAYS/45 DAYS] FROM THE DATE OF MY RECEIPT OF THIS RELEASE TO CONSIDER IT, AND THE CHANGES MADE SINCE MY RECEIPT OF THIS RELEASE ARE NOT MATERIAL OR WERE MADE AT MY REQUEST AND WILL NOT RESTART THE REQUIRED [21/45]-DAY PERIOD;

(f) I UNDERSTAND THAT I HAVE SEVEN (7) DAYS AFTER THE EXECUTION OF THIS RELEASE TO REVOKE IT AND THAT THIS RELEASE SHALL NOT BECOME EFFECTIVE OR ENFORCEABLE UNTIL THE REVOCATION PERIOD HAS EXPIRED;

(g) I HAVE SIGNED THIS GENERAL RELEASE KNOWINGLY AND VOLUNTARILY AND WITH THE ADVICE OF ANY COUNSEL RETAINED TO ADVISE ME WITH RESPECT TO IT; AND

(h) I AGREE THAT THE PROVISIONS OF THIS GENERAL RELEASE MAY NOT BE AMENDED, WAIVED, CHANGED OR MODIFIED EXCEPT BY AN INSTRUMENT IN WRITING SIGNED BY AN AUTHORIZED REPRESENTATIVE OF THE COMPANY AND BY ME.

SIGNED:		DATED:
Participant